UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 18, 2011

INSMED INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

11 Deer Park Drive, Suite 117, Monmouth Junction, New Jersey	08852
(Address of Principal Executive Offices)	(Zip Code)

(732) 438-9434
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of General Counsel

On July 18, 2011, Insmed Incorporated (“the Company”) appointed Andrea (“Andi”) Holtzman Drucker as Senior Vice President, General Counsel and Corporate Secretary.  Ms. Drucker, age 53, previously served as Senior Vice President, General Counsel and Secretary for PuriCore plc, a publicly-traded biotechnology company, from November 2006 to July 2011.  Prior to that, she spent two years with Practical Business Solutions, a private legal consulting firm, during which she served as Acting General Counsel for Novavax, Inc., and as Interim Associate General Counsel for Auxilium Pharmaceuticals, Inc., both publicly-traded biotechnology companies. Ms. Drucker began her career at FMC Corporation, a publicly-traded diversified chemicals company, where she spent 17 years serving in a number of positions, including as Group Counsel for the company’s Specialty Chemicals Group, FMC BioPolymer.  She received her J.D. from the University of Pennsylvania Law School and a Bachelors of Science with Distinction in Environmental Studies from Cornell University.

The Company has entered into an employment agreement with Ms. Drucker, the material terms of which are summarized below. Under the terms of the employment agreement, Ms. Drucker will serve in her office for a term of two years beginning on July 18, 2011. Thereafter, the employment agreement will automatically renew for successive one year terms unless either party notifies the other at least 120 days prior to the expiration of the term that the term will not be extended. Under the employment agreement, Ms. Drucker will receive annual base salary of $300,000 and annual bonuses, in an annual amount of up to 30% of her base salary, based on performance criteria to be established by the Compensation Committee of the Board of Directors of the Company (the “Board”) within the first three months of each fiscal year. On July 18, 2011, Ms. Drucker also received 45,000 restricted stock units which are subject to both a time vesting component (50% will vest at the end of the third anniversary of the date of grant so long as Ms. Drucker remains with the Company throughout that period) and a performance-based component (50% will vest based on the Board’s determination that ARIKACETM has achieved its primary endpoint in a Phase III trial).  If the performance-based component is achieved on or before October 31, 2012, Ms. Drucker is eligible to receive an additional 25% of restricted stock units.  In addition, Ms. Drucker will be eligible to receive long-term equity incentive awards determined by the Compensation Committee and participate in all employee and executive pension and welfare benefit plans generally available to senior executives of the Company.

The employment agreement may be terminated by the Company with or without cause, or by Ms. Drucker with or without good reason.  If the employment agreement is terminated by the Company without cause or by Ms. Drucker for good reason, Ms. Drucker will receive payment of accrued obligations, a pro rata portion of her annual target bonus for the year of termination, twelve months continuation of her annual base salary, 100% of her annual target bonus, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for her and her dependents for twelve months so long as she elects continued COBRA coverage under the Company’s health and welfare plans.  In addition, if the employment agreement is not renewed at the end of a term by the Company without cause, then Ms. Drucker will receive payment of accrued obligations, twelve months continuation of her annual base salary less the amount of base salary that was paid to her during the 120 day notice period for non-renewal of the term, 100% of her annual target bonus less the pro rata portion of the annual target bonus paid to her with respect to the 120 day notice period for non-renewal of the term, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for her and her dependents for eight months so long as she elects COBRA coverage under Company’s health and welfare plans.

Notwithstanding the foregoing, if the employment agreement is terminated by the Company without cause or by Ms. Drucker for good reason within twelve months after change in control of the Company, Ms. Drucker will receive accrued obligations, a pro rata portion of her annual target bonus for the year of termination, a lump sum payment equal to the sum of one times her annual base salary and annual target bonus, full vesting of all equity awards and one year continuation of health benefits.

A copy of the employment agreement with Ms. Drucker is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement filed with this Current Report on Form 8-K.

A copy of the press release announcing the appointment of Ms. Drucker is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment agreement, effective as of July 18, 2011, by and between Insmed Incorporated and Andrea H. Drucker.
99.1	Press release issued by Insmed Incorporated dated July 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Insmed Incorporated

Date: July 18, 2011

 By: ___/s/ Kevin P. Tully_______
 Name:  Kevin P. Tully C.G.A.
Title: Executive Vice President and Chief Financial Officer